May 11, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Elast Technologies, Inc.

We  have  read  the  statements  that  we  understand Elast
Technologies, Inc. will include in the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have basis to agree or disagree with other statements made under
Item 4.

Yours truly,

/s/ Kelly & Company
Kelly & Company